Exhibit 2.1

List of Schedules to Merger Agreement

Section	Title

Section 3.02	Capitalization

Section 3.04	Consents and Approvals; No Violation

Section 3.05(e)	Reports; Financial Statements: Absence of Liabilities

Section 3.06	Absence of Certain Changes

Section 3.09	Employee Benefit Matters/Employees

Section 3.10	Litigation

Section 3.11	Tax Matters

Section 3.12	Compliance with Law; No Default

Section 3.13(a)	Environmental Matters

Section 3.14	Intellectual Property

Section 3.15	Real Property

Section 3.16	Material Contracts

Section 3.17	Insurance

Section 5.01	Conduct of Business of the Company

Section 5.07(e)	Employee Matters